GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                December 31, 2000

                                                          Three Months Ended
                                                              December 31,
                                                          1999           2000
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Net income (loss) ................................   $    (59,052)   $    11,924
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Net income (loss) per share basic ................   $         --    $        --
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Weighted average shares outstanding ..............     11,818,291     13,348,231
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